Exhibit 35.1

1123 – Servicer Compliance Statement

I, Joseph Guage, Vice President and Chief Financial Officer of The Student Loan Corporation (“SLC”), the servicer under the servicing agreement and the administrator under the administration agreement each among SLC, SLC Student Loan Receivables I, Inc. and certain others (together, the “servicing agreements”) relating to SLC Student Loan Trust 2004-1, SLC Student Loan Trust 2005-1, SLC Student Loan Trust 2005-2, SLC Student Loan Trust 2005-3, SLC Student Loan Trust 2006-1, SLC Student Loan Trust 2006-2, SLC Private Student Loan Trust 2006-A, SLC Student Loan Trust 2007-1, SLC Student Loan Trust 2007-2, SLC Student Loan Trust 2008-1, SLC Student Loan Trust 2008-2, SLC Student Loan Trust 2009-1, SLC Student Loan Trust 2009-2, SLC Student Loan Trust 2009-3 and SLC Student Loan Trust 2010-1, (each, a publicly issued “trust”), certify that:

(a)	A review of SLC’s activities as of and for the year ended December 31, 2011 (the “Reporting Period”) and of SLC’s performance under the servicing agreement for each trust has been made under my supervision.

(b)	To the best of my knowledge, based on such review, SLC has fulfilled all of its obligations under the servicing agreement related to each trust in all material respects as of and for the year ended December 31, 2011.

March 19, 2012

By:	/s/ Joseph Guage
Name:	Joseph Guage
Title:	VP and Chief Financial Officer